November 24, 2015

Eubel Brady & Suttman Trust
225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

Re:	Eubel Brady & Suttman Trust, File Nos. 333-195475 and 811-22960
Ladies and Gentlemen:
A legal opinion that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement for Eubel Brady & Suttman Trust (the "Legal Opinion").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.
Very truly yours,

Thompson Hine LLP

mw 712932.5